[LOGO OMITTED]
PETERSON SULLIVAN PLLC
--------------------------------------------------------------------------------

CERTIFIED PUBLIC ACCOUNTANTS
601 UNION STREET, SUITE 2300                 TEL 206.382.7777 - FAX 206.382.7700
SEATTLE, WASHINGTON 98101                    http://www.pscpa.com




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We consent to the inclusion in the Registration Statement on Form SB-2 of Aurora Gold Corporation of our report, dated April 15, 2007, on our audit of the consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity (deficiency) and comprehensive income (loss), and cash flows for the years then ended, and for the period from October 10, 1995, (date of inception) to December 31, 2006.

Our report, dated April 15, 2007, contains an explanatory paragraph that states that Aurora Gold Corporation has not been able to generate any operating revenues or positive cash flows from operations to date and has an accumulated deficit of $9,911,865. These conditions raise substantial doubt about Aurora Gold Corporation's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form SB-2.


/S/  PETERSON  SULLIVAN  PLLC


November  12,  2007
Seattle,  Washington